Exhibit 10(PP)

Introduction

Effective planning and management of your personal taxes play an important role in your ability to make the most of the attractive wealth-building opportunities offered in Alcoa’s executive total compensation package. By providing professional income tax preparation services, the Income Tax Preparation Program helps you maximize the tax efficiency of your personal financial decisions while also reducing the demands of preparing your annual tax returns.

Offering you the tax expertise and resources of Deloitte & Touche—with the flexibility to use other tax professionals if you choose—the program:

•	provides ongoing tax preparation services to make it easy for you to determine your annual tax liability and file your tax returns;

•	offers you expert, confidential advice on personal tax issues ranging from estate tax considerations to the taxes on your Alcoa stock options, retirement plan distributions, and personal investments; and

•	invites you to quarterly “Corporate Executive Connection” Webcasts regarding various financial planning topics.

Thus, the program can help you develop long-range tax strategies that enhance the value of your Alcoa compensation and benefits and support your personal financial needs and goals.

How the Program Works

Who Is Eligible

The program is available to U.S. executives in job grades 24 and above at Alcoa or one of its subsidiaries.

You’re covered under the program on your first day as an eligible executive. Coverage ends as shown below:

•	If you leave the company, your eligibility ends on your last day of work.

•	If you retire on January 1, you are eligible to use the program for the prior tax year only. If you retire on February 1 or later, you are eligible to use the program for the current and prior tax years.

•	If you should die while you are an active employee, your surviving spouse is eligible to use the program in the year of your death.

The program can help you develop long-range tax strategies that enhance the value of your Alcoa executive total compensation and support your personal financial needs and goals.

Services Provided

The program is designed to relieve you of much of the burden of preparing your annual income tax returns. It offers you professional assistance with preparing your federal, state, and (if applicable) local income tax returns each year, as well as other forms (e.g., estate and gift tax) you may be required to file.

In addition, the program enables you to tap ongoing professional advice about the tax implications of personal financial decisions and transactions, such as relocation, your Alcoa retirement plan distributions, and stock option exercise strategies. Indeed, you can use the program to get expert advice on a wide range of personal tax matters—from taxes on your investments to how you structure the ownership of financial assets within your family.

Alcoa has arranged for Deloitte & Touche to provide tax preparation services to eligible executives. Executives who elect not to use the services of Deloitte & Touche may use any qualified local tax preparer.

Using Deloitte & Touche for program services can save you time in educating your return preparer about your compensation and benefit programs because Deloitte & Touche is thoroughly familiar with Alcoa’s programs.

In addition, Deloitte & Touche monitors your tax situation at various points during the year to make sure you do not have too little (or too much) withheld for taxes. This valuable service can help you minimize your withholding while also avoiding federal tax penalties that can be assessed when too little tax is withheld. Deloitte & Touche also gives you ongoing information and ideas about personal tax planning issues via periodic newsletters and other resources.

Cost of the Program

Alcoa pays the cost of covered services under the program, up to the Deloitte & Touche standard fee for executive tax preparation assistance (currently $1,200 plus up to $500 per year for responding to inquiries from tax authorities or audits). Note that you will have imputed taxable income equal to the value of any services you receive from Deloitte & Touche under the program.

If you request advice that will require extensive tax research or other additional services, Deloitte & Touche will inform you that your request is likely to result in fees beyond those paid under Alcoa’s program. Any services that exceed the program limit will be your responsibility.

Using a Tax Professional Other than Deloitte & Touche

If you use a tax professional other than Deloitte & Touche, you simply pay for the services you receive and send a copy of the bill to the Alcoa Compensation Department, Alcoa Corporate Center, Pittsburgh, PA, 15212. You will be reimbursed up to the program limit. Applicable income and FICA taxes on the amount of reimbursement will be deducted from your payment. You are responsible for any fees in excess of the program limit.

How to Participate

A representative of Deloitte & Touche will contact you when you first become eligible for the program. As a preliminary step, you will be asked to provide your tax returns for the preceding two years so that Deloitte & Touche can gain an understanding of your personal tax situation and tax planning needs.

Early each calendar year, Deloitte & Touche will send you an information request to help you gather and organize the information your tax preparer will need to complete your returns. Your tax preparer will work with you (and other family members, as appropriate) in preparing your returns.

Late each year, you will receive a notice from Alcoa asking if you want to continue participating in the program. You may use the program as long as you remain actively employed by Alcoa (see “Who Is Eligible” on page 1).

Confidentiality of Personal Tax Information

If you participate in the program, all personal financial information you provide to Deloitte & Touche or any other tax professional will be held in the strictest confidence. Alcoa will have no access to this information.

Keep in mind that participation in the program is completely voluntary and that any tax counseling you receive is a form of private advice between the tax professional and you. Alcoa is in no way responsible for the ultimate consequences of that advice.

The program enables you to tap ongoing professional advice about the tax implications of your personal financial decisions and transactions, such as your Alcoa retirement plan distributions and stock option exercise strategies.

For More Information

If you have questions about the program or services provided, contact TBG Consulting at 1-800-984-9726 (in the U.S.), 1-412-553-3122 (outside the U.S.), or 225-3122 on the Alcoa ActNet. If you have questions about Deloitte & Touche and its services, contact Joyce Schnur at 412-338-7790 or to jschnur@deloitte.com

What Happens When: A Reference Guide

You first become eligible to receive program services	You will be contacted by a representative of Deloitte & Touche to discuss your needs and personal tax situation.

You want to use a tax professional other than Deloitte & Touche	You may do so. Simply submit your bills for services covered under the program to the Alcoa Compensation Department for reimbursement.

Your employment with Alcoa ends (due to voluntary termination, retirement or death)	Coverage ends as shown below: • If you leave the company, your eligibility ends on your last day of work.

•        If you retire on January 1, you are eligible to use the program for the prior tax year only. If you retire on February 1 or later, you are eligible to use the program for the current and prior tax years.

• If you should die while you are an active employee, your surviving spouse is eligible to use the program in the year of your death.

This pamphlet describes the Alcoa Income Tax Preparation Program as of July 2003. While Alcoa has contracted with Deloitte & Touche to provide tax preparation and advisory services to our senior leadership, Alcoa assumes no responsibility for the advice provided nor for the ultimate consequences of that advice. Alcoa reserves the right to change or terminate the program at any time for any reason. Participation in the program is voluntary and does not give anyone the right to continued employment with Alcoa.

Copyright ©2003 by Alcoa Inc. All rights reserved.